Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 8, 2014, relating to the financial statements of The Procter & Gamble Company and subsidiaries and the effectiveness of The Procter & Gamble Company and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Cincinnati, Ohio
October 27, 2014